Exhibit 99.2

(Furnished herewith)

Deere & Company
Other Financial Information

For the Three Months Ended	Equipment Operations*		Agriculture and Turf		Construction and Forestry*
	February 2	January 27	February 2	January 27	February 2	January 27
Dollars in millions	2020	2019	2020	2019	2020	2019
Net Sales	$6,530	$6,941	$4,486	$4,681	$2,044	$2,260
Net Sales - excluding Roadbuilding	$5,925	$6,343	$4,486	$4,681	$1,439	$1,662
Average Identifiable Assets
With Inventories at LIFO	$20,197	$20,774	$10,782	$10,892	$9,415	$9,882
With Inventories at LIFO - excluding Roadbuilding	$14,237	$14,427	$10,782	$10,892	$3,455	$3,535
With Inventories at Standard Cost	$21,615	$22,140	$11,932	$11,993	$9,683	$10,147
With Inventories at Standard Cost - excluding Roadbuilding	$15,655	$15,793	$11,932	$11,993	$3,723	$3,800
Operating Profit	$466	$577	$373	$348	$93	$229
Operating Profit - excluding Roadbuilding	$449	$563	$373	$348	$76	$215
Percent of Net Sales - excluding Roadbuilding	7.6%	8.9%	8.3%	7.4%	5.3%	12.9%
Operating Return on Assets - excluding Roadbuilding
With Inventories at LIFO - excluding Roadbuilding	3.2%	3.9%	3.5%	3.2%	2.2%	6.1%
With Inventories at Standard Cost - excluding Roadbuilding	2.9%	3.6%	3.1%	2.9%	2.0%	5.7%
SVA Cost of Assets	$(470)	$(474)	$(358)	$(360)	$(112)	$(114)
SVA	$(21)	$89	$15	$(12)	$(36)	$101

For the Three Months Ended	Financial Services
	February 2	January 27
Dollars in millions	2020	2019
Net Income Attributable to Deere & Company	$137	$154
Average Equity	$5,119	$4,997
Return on Equity	2.7%	3.1%
Operating Profit	$179	$192
Cost of Equity	$(166)	$(156)
SVA	$13	$36

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

* The results and assets related to the Company's Roadbuilding product line are excluded from the calculation of SVA to allow time for integration and assimilation of the 2017 acquisition of Wirtgen Group Holding GmbH's operations.

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